Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Metro Bancorp, Inc.
Harrisburg, Pennsylvania

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated March 16, 2010, relating to the consolidated financial statements and the effectiveness of Metro Bancorp, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

We also consent to the incorporation by reference of our report dated June 25, 2010, relating to the financial statements of the Metro Bank Retirement Savings Plan, appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2009.

/s/ ParenteBeard LLC

ParenteBeard LLC
Harrisburg, Pennsylvania
September 30, 2010